Exhibit 99.1

CELGENE CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Gilla Kaplan, Ph.D., retiring from Board of Directors after 20 years of service

US health insurance expert Patricia Hemingway Hall elected to Board of Directors

Juno Therapeutics co-founder and former CEO Hans Bishop elected to Board of Directors

SUMMIT, NJ, April 19, 2018 – Celgene Corporation (NASDAQ: CELG) today announced changes to its Board of Directors. Gilla Kaplan, Ph.D., Celgene’s longest-standing Director, is retiring from the Board and will not stand for reelection at the upcoming Annual Meeting of Stockholders to be held on June 13, 2018. Patricia “Pat” Hemingway Hall and Hans Bishop have been elected to Celgene’s Board of Directors.

Dr. Kaplan has served as Director since April 1998. She has provided important scientific perspective and leadership from her distinguished career in medical research, including her current role as Director of the Global Health Program for Tuberculosis at the Bill and Melinda Gates Foundation.

Ms. Hemingway Hall has more than 30 years of experience with a focus on the US health insurance market. She most recently was CEO of Health Care Service Corporation (HCSC), the nation’s largest mutual health insurance company, which operates as Blue Cross and Blue Shield in Illinois, Montana, New Mexico, Oklahoma and Texas, from 2008 until her retirement in 2015.

Mr. Bishop is a 30-year industry veteran and was most recently President and CEO of Juno Therapeutics, a cellular immunotherapy company that he co-founded in 2013 and led until Juno was acquired by Celgene in March 2018.

“The changes announced today strengthen corporate governance by refreshing our Board of Directors and improving strategic insight provided to management in areas critical to our future success,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “Pat’s deep understanding of the US market access landscape will help to shape Celgene’s strategy in an increasingly complex environment. Hans is a pioneer in the field of cellular immunotherapy whose expertise will help Celgene lead in this extremely promising area of science.”

“Dr. Kaplan’s contributions to the Celgene Board of Directors have been invaluable. In addition to her unparalleled scientific proficiency, she helped guide Celgene’s growth into a global organization throughout her 20 years as an independent Director. We thank Dr. Kaplan for her service and wish her all the best,” said Michael D. Casey, Celgene's Lead Independent Director and Chairman of the Nominating, Governance & Compliance Committee. “Looking ahead, Pat and Hans are strategically important additions to the Board with highly relevant experience in the areas of market access and cellular immunotherapy.”

About Patricia Hemingway Hall

Patricia “Pat” Hemingway Hall has more than 30 years of experience with a focus on the US insurance market. Ms. Hemingway Hall retired as CEO of Health Care Service Corporation (HCSC), the nation’s largest mutual health insurance company, which operates as Blue Cross and Blue Shield in Illinois, Montana, New Mexico, Oklahoma and Texas, in 2015. Previously, Ms. Hemingway Hall served as President and Chief Operating Officer of HCSC and as President of Blue Cross and Blue Shield of Texas (BCBSTX). Prior to joining HCSC in 1993, she held positions at A. Foster Higgins, Aetna/Partners Health Plans, VHA and Blue Cross and Blue Shield of Florida. Ms. Hemingway Hall currently serves on the boards of directors of Manpower Group and Cardinal Health. She earned a Master’s in Public Health, health planning and administration from the University of Michigan and a Bachelor of Science in nursing from Michigan State University.

About Hans Bishop

Hans Bishop is a 30-year industry veteran who founded Juno Therapeutics in 2013 and served as President and CEO until acquired by Celgene in March 2018. He served as an Executive in Residence at Warburg Pincus, a global private equity firm with significant investment experience in the pharmaceutical and healthcare industries. Prior to this, he acted as Executive Vice President and Chief Operating Officer for Dendreon, a Seattle-based biotechnology company that develops immunotherapy products used in cancer treatment. He has served as President of Specialty Medicine at Bayer Healthcare, Senior Vice President of Global Commercial Operations at Chiron Corporation, and Vice President and General Manager of European Biopharmaceuticals. Mr. Bishop previously held various positions at Glaxo Wellcome and SmithKlineBeecham. Mr. Bishop earned a B.S. in chemistry from Brunel University in London.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

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Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Celgene Contact

Investors:

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ir@celgene.com

Media:

908-673-2275

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